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                                                                     EXHIBIT 8.1


                                                                November 6, 2001


Discount Auto Parts, Inc.
4900 Frontage Road South
Lakeland, FL 33815


Ladies and Gentlemen:

     We have acted as counsel to Discount Auto Parts, Inc. a Florida corporation ("Discount"), in connection with the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of August 7, 2001, by and among Advance Holding Corporation, a Virginia corporation ("Holding"); Advance Auto Parts, Inc., a Delaware corporation and wholly-owned subsidiary of Holding ("New Holding"); AAP Acquisition Corporation, a Florida corporation and a wholly-owned subsidiary of New Holding ("Merger Sub"); Advance Stores Company, Incorporated, a Virginia corporation and wholly-owned subsidiary of Holding ("ASCI"); and Discount.

     The terms of the contemplated merger of Merger Sub into Discount (the "Merger"), as well as the contemporaneous merger of Holding into New Holding, the contribution by New Holding of the stock of Discount obtained in the Merger to ASCI immediately following the Merger, and the other transactions contemplated by the parties (collectively, the "Transaction") are set forth in the Merger Agreement and described in the proxy materials for a special meeting of Discount's stockholders (the "Proxy Materials") filed with the Securities and Exchange Commission (the "Commission") on November 6, 2001 as part of the Registration Statement on Form S-4 of New Holding, as amended. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Merger Agreement and in the Proxy Materials.

     In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations set forth in the Merger Agreement and the Proxy Materials and such other documents as we have deemed necessary or appropriate. Our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof, and the continuing accuracy of all of such facts, information, covenants, statements, and representations up to and including the Closing Date.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof, and the authenticity of the originals of such latter documents. We have also assumed that the Merger and the other portions of the Transaction will be consummated on the Closing Date in accordance with the terms of the Merger Agreement and as described in the Proxy Materials.

     In addition, our opinion is expressly conditioned on the following assumptions:
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Discount Auto Parts, Inc.
November 6, 2001
Page 2


     1. The managements of Discount, New Holding, and Holding, respectively, do not have knowledge of any agreement, plan, or intention on the part of any stockholder of Discount or Holding to sell, exchange, or otherwise dispose of New Holding stock received by such stockholder in the Transaction.

     2. There is no plan or intention for New Holding to issue additional stock following the Transaction, except for issuance of shares under compensatory stock plans and/or stock option plans.

     3. Merger Sub was formed shortly prior to the execution of the Merger Agreement exclusively for purposes of effecting the transactions described in the Merger Agreement and has not been engaged in any business activity since its formation. At all times prior to the Merger, New Holding will own all of the outstanding stock of Merger Sub. Merger Sub does not now own and has never owned any assets, and will not own any assets prior to the Closing Date. Merger Sub does not now owe and has never owed any indebtedness or any other obligations to any other person, and will not owe any indebtedness or any other obligations to any other person prior to the Closing Date.

     4. New Holding does not now own and has not owned any assets other than the stock in Merger Sub and $1.00 contributed to it upon its formation; and New Holding does not now owe and has never owed any indebtedness or any other obligations to any other person. New Holding will not own any other assets and will not owe any indebtedness or any other obligations to any other person prior to the Closing Date.

     5. There is no plan or intention for New Holding or any affiliated corporations to redeem or to reacquire any of the New Holding Common Stock issued pursuant to the Merger or other portions of the Transaction.

     6. There is no plan or intention of New Holding or its affiliates (a) to liquidate New Holding, ASCI, or Discount, (b) to merge, to liquidate, or to consolidate New Holding, ASCI, or Discount with or into any other corporation (including, without limitation, any affiliated corporation), other than the merger of Merger Sub with and into Discount and the merger of Holding with and into New Holding, (c) to sell, transfer, distribute, or otherwise dispose of the stock of Discount or ASCI, or their respective subsidiaries, other than to contribute the stock of Discount to ASCI, or (d) to sell, transfer, distribute, or otherwise dispose of any of the assets of Discount or ASCI (other than in the ordinary course of business and other than transfers of assets comprising and/or relating to selected stores and the distribution centers (including trucks, trailers and other transportation assets) to members of the "affiliated group," within the meaning of Section 1504 of the Code, as to which New Holding is the common parent).
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Discount Auto Parts, Inc.
November 6, 2001
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     7.  There is no plan or intention of ASCI or its affiliates, following the receipt by ASCI of the Discount stock, (a) to liquidate Discount, (b) to merge, to liquidate, or to consolidate Discount with or into any other corporation (including, without limitation, any affiliated corporation), (c) to sell, transfer, distribute, or otherwise dispose of the stock of Discount, or its subsidiaries, or (d) to sell, transfer, distribute, or otherwise dispose of any of the assets of Discount (other than in the ordinary course of business and other than transfers of assets comprising and/or relating to selected stores and the distribution centers (including trucks, trailers and other transportation assets) to members of the "affiliated group," within the meaning of Section 1504 of the Code, as to which New Holding is the common parent).

     8. No stock of New Holding will be issued prior to or in connection with the Transaction for services or for indebtedness or interest on indebtedness. Except as otherwise provided in assumption 2 above, no stock of New Holding will be issued following the Transaction, in any other presently contemplated transaction, for services or for indebtedness or interest on indebtedness.

     9. New Holding is not and will not be an "investment company" within the meaning of section 351 of the Code and Treas. Reg. section 1.351-1(c) and is not and will not be a "personal service corporation" within the meaning of section 269A of the Code.

     In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have deemed appropriate under the circumstances. All such authorities are subject to change, and such changes could apply retroactively. There can be no assurance that the Internal Revenue Service would not challenge the position stated in this opinion.

     Based upon and subject to the foregoing, we are of the opinion that under current law (1) the transfer of Discount Common Stock by the stockholders of Discount to New Holding pursuant to the Merger in exchange for the Merger Consideration, after taking into consideration the other portions of the Transaction, should constitute a transfer described in section 351 of the Code, and (2) the material U.S. federal income tax consequences should be as follows:

          a. Discount will not recognize any gain or loss as a result of the Merger.

          b. A Discount stockholder will recognize gain (but not loss) measured by the lesser of (i) the excess, if any, of (x) the sum of the fair market value (on the Closing Date) of the New Holding Common Stock and the Cash Consideration received by the stockholder pursuant to the Merger over (y) the tax basis of the stockholder's shares of Discount Common Stock surrendered in the Merger and (ii) the Cash Consideration received by the stockholder pursuant to the Merger.
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Discount Auto Parts, Inc.
November 6, 2001
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Such gain, if any, will be long-term capital gain if the Discount Common Stock surrendered in the Merger was held as a capital asset for more than one year at the time of the consummation of the Merger.

          c. The aggregate tax bases of the shares of New Holding Common Stock received by a Discount stockholder, including any fractional share deemed to be received, will be the same as the aggregate tax bases of the shares of Discount Common Stock exchanged therefor (i) increased by the gain recognized (as calculated above) and (ii) decreased by the Cash Consideration received.

          d. The holding period of the shares of New Holding Common Stock received by a Discount stockholder will include the holding period of the shares of Discount Common Stock surrendered therefor if such Discount Common Stock was held by the stockholder as a capital asset.

          e. A Discount stockholder who receives cash with respect to a fractional share will be treated as having received such fractional share pursuant to the Merger and then as having sold that fractional share in the market for cash. Such a Discount stockholder will recognize gain or loss with respect to such fractional share in an amount equal to the difference between the tax basis allocated to such fractional share and the cash received in respect thereof. Any such gain or loss will be capital gain or loss if such fractional share was held as a capital asset and will constitute long-term capital gain or loss if the holding period of such fractional share (as determined above) exceeded one year.

     Our opinion is based on existing facts and circumstances and is conditioned on representations to be made on the Closing Date by New Holding, Holding, and Discount consistent with those assumed above. Except as set forth herein, we express no other opinion as to the tax consequences of the Merger or any other portions of the Transaction.

     This opinion is for your benefit and is not to be used, circulated, quoted, or otherwise referred to for any purpose without our express written consent.

     We hereby consent to the use of our name in the sections of the Proxy Materials entitled "The Merger - Material U.S. Federal Income Tax Consequences of the Merger" and "Legal Matters" and to the filing of this opinion with the Commission as an exhibit to the Registration Statement on Form S-4 of New Holding, in which the Proxy Materials are included. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.
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Discount Auto Parts, Inc.
November, 2001
Page 5


                               Very truly yours,

                               TRENAM, KEMKER, SCHARF, BARKIN, FRYE,
                               O'NEILL & MULLIS, PROFESSIONAL ASSOCIATION

                             /s/ Gary I. Teblum
                         By:__________________________________